EXHIBIT 99.1
N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:
March 2, 2007	Investor Relations Dept. (800) 536-7453
TORCH ENERGY ROYALTY TRUST ANNOUNCES
OIL AND GAS RESERVE VALUE
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) today announced the value of the pre-tax future net cash flows, discounted at 10%, attributable to the estimated net proved reserves of the net profits interests (“Trust Reserve Value”) as of December 31, 2006 was approximately $26.4 million. Therefore, the Trust did not terminate as of March 1, 2007.
The Trust will terminate on March 1 of any year (prior to 2012) if it is determined that the Trust Reserve Value is less than $25.0 million. Upon termination of the Trust, the Trustee is required to sell the net profits interests. No assurances can be given that the Trustee will be able to sell the net profits interests, or the price that will be distributed to unitholders following such a sale. Such distributions could be below the market value of the Units.
The Trust’s underlying properties are depleting assets consisting of net profits interests in proved developed oil and gas properties located in Texas, Alabama and Louisiana. Approximately 97% of the estimated reserves are gas.
This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts in this press release, including without limitation, statements about future production, production costs and termination of the Trust, are forward looking statements. No assurances can be given that these forward looking statements will prove to be correct. Factors which could cause such forward looking statements not to be correct include, among others, the cautionary statements set forth in the Trust’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including but not limited to, the volatility of oil and gas prices, future production costs, future oil and gas production quantities, operating hazards and environmental conditions.

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